UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2009

VIPER POWERSPORTS INC.
(Exact name of registrant as specified in its charter)

Nevada                                               000-51632                                      41-1200215
(State or other jurisdiction                 (Commission File Number)               (I.R.S. Employer Identification No.)
of incorporation or organization)

10895 Excelsior Blvd., Ste. 203
Hopkins, MN                                                                                                                                       55343
(Address of principal executive                                                                                                                (Zip Code)
offices)

Registrant’s telephone number, including area code: (952) 938-2481

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

•	Written communications pursuant to Rule 425 under the Securities Act (17 CER 230.425)

•	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.l4a-12)

•	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR
240. 14d-2(b))

•	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Appointment of Directors

     Effective September 3, 2009, the Board of Directors of Viper Powersports Inc. (the Company) appointed John R. Silseth II and James G. Kelly to serve as directors of the Company until their successors are appointed and shall qualify.

     John R. Silseth II is the Chief Executive and a co-founder of the Company, and through his wholly-owned corporation, Racing Management Partners Inc., he provided consulting and financing services to the Company from its inception in 2002 until becoming CEO of the Company in 2007.  Through Racing Partners Management Inc., he also has provided essential consulting services to various early stage or start-up public and private corporations for the past ten years.

     James G. Kelly is a District Sales Manager for Terminal Supply Co. of Troy, Michigan, and he has served in various key marketing positions with Terminal Supply since 1990.  Mr. Kelly has been instrumental in generating over $l.5 Million in annual product sales for Terminal Supply from a broad base of approximately 750 customers developed by him, including the Minnesota Dept. of Transportation (DOT), the City of St. Paul, and the counties of Ramsey and Anoka.  In his current position, Mr. Kelly has received a “District Sales Manager of the Year” award as well as numerous sales performance awards for consistently exceeding sales goals of Terminal Supply.  Mr. Kelly’s long and professional experience as a marketing professional will be a valuable contribution to the Board of Directors of the Company.  The Company is very pleased to have retained Mr. Kelly to serve on its Board of Directors.

Item 8.01 Other Information

     On September 3, 2009, the Board of Directors of Viper Powersports Inc. declared a 1-for-4 reverse stock split for all its outstanding common stock, with the effective date of this reverse stock split to be September 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viper Powersports Inc.

  Dated: September 3, 2009                                                                                       By: /s/ Jerome L. Posey
        ____________

       Jerome L. Posey,
        Chief Financial Officer